Exhibit 99.1

Myomo Reports Third Quarter 2025 Financial and Operating Results

Revenue of $10.1 million

229 authorizations and orders, highest number this year

Reiterates full year revenue guidance of $40 million to $42 million

Conference call begins today at 4:30pm Eastern time

BURLINGTON, Mass. (November 10, 2025) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today reported financial results for the three and nine months ended September 30, 2025.

“Third quarter revenues were at the high end of our expectations, with International and U.S. orthotics and prosthetics ("O&P") revenues at record levels. Revenue increased while operating expenses decreased on a sequential basis, reflecting our focus on improving operating leverage," said Paul R. Gudonis, Myomo's Chairman and Chief Executive Officer. "We also achieved our strongest quarter of the year for authorizations and orders, while the marketing changes we implemented during the quarter contributed to a sequential decline in cost per pipeline add of 5%."

"We believe the key to lowering cost per pipeline add is strengthening relationships with the therapists and physicians that are integrated into the continuum of care our patients receive, while reducing our reliance on advertising for lead generation. Under this new program, called MyoConnect, which is expected to generate recurring patient referrals, our clinical team engages with therapists and physicians nationwide to expand the network of healthcare professionals who understand the benefits of the MyoPro. We view MyoConnect as a more scalable means of growing our patient pipeline, while reducing cost per pipeline add and improving pipeline quality, and we are encouraged by the early results," added Gudonis. "We are also seeing growth from the O&P channel as more clinicians add the MyoPro to their product offerings and begin building their own patient pipelines"

Recent Operational and Strategic Highlights:

•
MyoPro Orders and Insurance Authorizations: The 229 MyoPro orders in Q3 represented the strongest quarter of the year, while revenue velocity increased as intra-quarter orders represented 57% of revenue units.
•
Recurring Patient Sources: The Company's strategy to grow revenues from recurring sources — U.S. and International O&P providers and MyoConnect — is gaining traction, with record U.S. O&P and International revenue in the third quarter.
•
Patient Pipeline and Marketing: 826 new candidates were added to the patient pipeline, up 28%, from Q3 2024, with a record 1,669 patients in the process of obtaining a MyoPro. Adjustments to the advertising media mix resulted in a 5% sequential decline in cost per pipeline add.
•
Cost Reduction Projects Underway: Work has begun on several manufacturing cost reduction projects, which are expected to generate 200 basis points of gross margin improvement in the aggregate. Savings are expected to be fully realized starting in the third quarter of 2026.

•
New Debt Financing Arrangement: On November 4, 2025, the Company entered into a Loan and Security Agreement (the "Facility") with Avenue Capital. $17.5 million is committed under the Facility, of which $12.5 million was funded at closing. $5.0 million is committed under a second tranche, which is available at the Company's discretion between November 2026 and May 2027 if certain conditions are met. The Company will pay interest only on the initial funding amount for a period of 18 months, after which, principal will be repaid in 24 equal monthly installments. Use of proceeds includes repayment of the borrowings outstanding under the credit facility with Silicon Valley Bank, fees and expenses associated with the transaction and for general corporate purposes. Please refer to our Current Report on Form 8-K filed today for more information. Pro forma for the funding provided under the new Facility, net of debt repayment, fees and expenses, the Company's cash balance was $20.1 million as of September 30, 2025.

Financial Results

	For the Three Months Ended September 30,		Period- to-Period Change		For the Nine Months Ended September 30,		Period- to-Period Change
	2025	2024	$	%	2025	2024	$	%
Revenue	$10,090,699	$9,207,586	$883,113	10%	$29,574,746	$20,482,742	$9,092,004	44%
Cost of revenue	3,648,451	2,262,031	1,386,420	61%	10,470,696	5,912,632	4,558,064	77%
Gross profit	$6,442,248	$6,945,555	$(503,307)	(7)%	$19,104,050	$14,570,110	$4,533,940	31%
Gross margin %	63.8%	75.4%		-11.6%	64.6%	71.1%		-6.5%

Revenue: Revenue for the third quarter of 2025 was $10.1 million, up 10% compared with the third quarter of 2024, reflecting an increase in the number of revenue units, offset by a lower average selling price ("ASP"). Myomo recognized revenue on 186 MyoPro units in the quarter, up 16% over the same period a year ago. ASP was approximately $54,200, down 5% versus the comparable period in the prior year, which was atypically high due to approximately $700,000 in insurance payments on revenue units recorded in prior periods. Effective with deliveries in the third quarter of 2024, revenue for patients Medicare Part B began to be recorded at delivery. Medicare Part B patients represented 54% of third quarter 2025 revenue. Year-to-date revenue was $29.6 million, up 44% compared with the same period in 2025.

Gross Margin: Gross margin for the third quarter of 2025 was 63.8%, compared with 75.4% for the third quarter of 2024. The decrease was driven primarily by a lower ASP, higher material, payroll and lease costs, and an unfavorable change in overhead absorption compared to the prior year quarter. Labor and overhead spending increases combined with lower absorption accounted for approximately 800 basis points of the gross margin decline. Year-to-date gross margin was 64.6%, compared with 71.1% for the same period in 2024.

Operating Expenses: Operating expenses for the third quarter of 2025 were $10.0 million, a decrease of 6% sequentially but an increase of 26% compared with the third quarter of 2024. The increase compared to the prior year period was primarily due to higher advertising spending to drive increased revenue and higher investments in research and development for an increasing number of product development activities. Cost per pipeline add was $2,589, down 5% sequentially. Year-to-date operating expenses were $30.7 million, an increase of 50% compared with the same period in 2024.

Operating and Net Loss: Operating loss for the third quarter of 2025 was $3.5 million, compared with an operating loss of $1.0 million for the third quarter of 2024. Year-to-date operating loss was $11.6 million, compared with an operating loss of $6.0 million for the same period in 2024. Net loss for the third quarter of 2025 was $3.7 million, or $0.09 per share, compared with a net loss of $1.0 million, or $0.03 per share, for the third quarter of 2024. Year-to-date net loss was $11.8 million, or $0.28 per share, compared with a net loss of $5.9 million, or $0.16 per share, for the same period in 2024.

Adjusted EBITDA: Adjusted EBITDA for the third quarter of 2025 was $(2.7) million, compared with $(0.6) million for the third quarter of 2024. Year-to-date Adjusted EBITDA was $(9.5) million, compared with $(5.3) million for the same period a year ago. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Cash, Cash Equivalents and Cash Flows: Cash, cash equivalents and short-term investments as of September 30, 2025 were $12.6 million. Cash used in operating activities was $1.8 million for the third quarter of 2025, compared with $1.5 million used in the third quarter of 2024.

Business Outlook

"We expect full year 2025 revenue within our previous guidance range of $40 million to $42 million, which represents an increase of more than 23% versus 2024," said Gudonis.

Conference Call and Webcast

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will receive a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until November 24, 2025 at 855-669-9658 (U.S. and Canada toll-free) or 412-317-0088 (International), with passcode 4112515.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury or other neuromuscular disease or injury. It is currently the only marketed device in the U.S. that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Burlington, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for fourth quarter and full year 2025 revenue, and the amount and timing of certain cost reduction actions which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•
our ability to obtain sufficient reimbursement from third-party payers for our products;
•
our dependence on external sources for the financing of our operations;
•
our ability to scale the business to achieve positive cash flow from operations;
•
our revenue concentration with patients who carry Medicare Part B;
•
our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated devices;
•
our marketing and commercialization efforts;
•
our ability to obtain and maintain our strategic collaborations and to realize the intended results of such collaborations;
•
our ability to remediate the material weakness in our internal control over financial reporting;
•
our expectations as to our product development programs, including improving our existing products and developing new products;
•
our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;
•
our expectations as to our clinical research program and clinical results;
•
our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;
•
our ability to gain and maintain regulatory approvals;
•
our ability to compete and succeed in a highly competitive and evolving industry; and
•
general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

Myomo:

ir@myomo.com

Alliance Advisors IR:

Tirth T. Patel

tpatel@allianceadvisors.com

212-201-6614

(Tables follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue	$10,090,699	$9,207,586	$29,574,746	$20,482,742

Cost of revenue	3,648,451	2,262,031	10,470,696	5,912,632
Gross profit	6,442,248	6,945,555	19,104,050	14,570,110
Operating expenses:
Research and development	1,527,660	1,248,870	5,319,015	3,212,309
Selling, clinical and marketing	5,254,246	3,401,182	14,883,936	8,540,161
General and administrative	3,177,856	3,253,056	10,529,188	8,779,024
	9,959,762	7,903,108	30,732,139	20,531,494

Loss from operations	(3,517,514)	(957,553)	(11,628,089)	(5,961,384)

Other expense (income), net
Interest expense (income), net	9,743	(76,020)	(288,797)	(318,555)
	9,743	(76,020)	(288,797)	(318,555)
Loss before income taxes	(3,527,257)	(881,533)	(11,339,292)	(5,642,829)
Income tax expense	135,658	84,876	420,654	280,819
Net loss	$(3,662,915)	$(966,409)	$(11,759,946)	$(5,923,648)

Weighted average number of common shares outstanding:
Basic and diluted	42,168,120	37,950,515	41,737,724	37,359,366
Net loss per share attributable to common stockholders
Basic and diluted	$(0.09)	$(0.03)	$(0.28)	$(0.16)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2025	2024
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$12,553,558	$24,372,373
Short-term investments	—	492,990
Accounts receivable, net	5,292,520	3,825,291
Inventories, net	3,645,314	3,165,965
Prepaid expenses and other current assets	1,457,595	933,377
Total Current Assets	22,948,987	32,789,996
Restricted cash	375,000	375,000
Operating lease assets with right of use	6,870,283	7,584,663
Equipment, net	3,714,810	1,330,008
Other assets	168,350	164,412
Total Assets	$34,077,430	$42,244,079
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	6,668,162	9,021,817
Current operating lease liability	464,239	748,021
Income taxes payable	351,974	318,885
Deferred revenue	134,750	83,115
Current portion long-term debt	583,333	—
Revolving credit line	1,000,000	—
Total Current Liabilities	9,202,458	10,171,838
Non-current operating lease liability	7,832,722	7,358,184
Long-term debt	2,416,667	—
Total Liabilities	19,451,847	17,530,022
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	3,843	3,439
Additional paid-in capital	129,365,034	127,846,026
Accumulated other comprehensive income	137,653	(14,406)
Accumulated deficit	(114,874,483)	(103,114,538)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	14,625,583	24,714,057
Total Liabilities and Stockholders’ Equity	$34,077,430	$42,244,079

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Nine Months Ended September 30,	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,759,946)	$(5,923,648)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	596,091	114,346
Stock-based compensation	1,519,083	552,580
Accretion of discount on short-term investments	(24,708)	—
Credit losses	155,422	5,257
Inventory reserves	32,558	—
Amortization of deferred offering costs	91,051	—
Amortization of right-of-use assets	714,379	196,592
Other non-cash charges	49,924	84,180
Changes in operating assets and liabilities:
Accounts receivable	(1,111,217)	(1,116,352)
Inventories	(1,018,876)	(1,573,193)
Prepaid expenses and other current assets	(956,856)	(614,951)
Other assets	6,514	(16,640)
Accounts payable and accrued expenses	(1,899,337)	1,895,795
Income taxes payable	(7,429)	202,137
Operating lease liabilities	190,756	(366,675)
Deferred revenue	51,636	23,460
Net cash used in operating activities	(13,370,955)	(6,655,632)
CASH USED IN INVESTING ACTIVITIES	(2,463,748)	1,613,180
CASH PROVIDED BY FINANCING ACTIVITIES	3,913,494	5,162,409
Effect of foreign exchange rate changes on cash	102,394	6,412

'Net (decrease) increase in cash and cash equivalents and restricted cash	(11,818,815)	126,369

Cash, cash equivalents and restricted cash, beginning of period	24,747,373	6,871,306

Cash, cash equivalents and restricted cash, end of period	$12,928,558	$6,997,675

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
GAAP net loss	$(3,662,915)	$(966,409)	$(11,759,946)	$(5,923,648)
Adjustments to reconcile to Adjusted EBITDA:
Interest income	9,743	(76,020)	(288,797)	(318,555)
Depreciation expense	246,850	48,682	596,091	114,346
Stock-based compensation	583,991	324,185	1,519,083	552,580
Income tax expense	135,658	84,876	420,654	280,819
Adjusted EBITDA	$(2,686,673)	$(584,686)	$(9,512,915)	$(5,294,458)

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